Exhibit 99.3

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 89984 / September 24, 2020

ACCOUNTING AND AUDITING ENFORCEMENT

Release No. 4169 / September 24, 2020

ADMINISTRATIVE PROCEEDING
File No. 3-20062
ORDER INSTITUTING CEASE-AND-
In the Matter of	DESIST PROCEEDINGS, PURSUANT TO
SECTION 21C OF THE SECURITIES
POWER SOLUTIONS	EXCHANGE ACT OF 1934, MAKING
INTERNATIONAL, INC.	FINDINGS, AND IMPOSING A CEASE-
AND-DESIST ORDER
Respondent.

I.

The Securities and Exchange Commission (“Commission” or “SEC”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”) against Power Solutions International, Inc. (“PSI” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent admits the Commission’s jurisdiction over it and the subject matter of these proceedings, and consents to the entry of this Order Instituting Cease-and- Desist Proceedings, Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

SUMMARY

1. This case concerns accounting fraud by former executives of PSI, a publicly traded company that manufactures and sells engines. Gary Winemaster (“Winemaster”), PSI’s former Chief Executive Officer, Craig Davis (“Davis”), PSI’s former Vice President of Sales, and James Needham (“Needham”), PSI’s former General Manager for Industrial, Heavy Duty Products, fraudulently inflated PSI’s revenue in order to try to meet PSI’s prior revenue guidance and analysts’ revenue expectations. As a result of their fraud, PSI issued materially misstated financial statements in its public filings for every period from the fourth quarter of 2014 through the fourth quarter of 2015. Taken together, the fraud caused PSI to overstate its revenues by almost $25 million.

2. Winemaster, Davis and Needham caused PSI to fraudulently recognize revenue for purported sales of products that the customer had not yet agreed to accept; that had not yet been completed to customer specifications; and for which Winemaster, Davis and Needham had negotiated improper “bill and hold” arrangements. They also caused PSI to improperly recognize revenue for transactions for which they had created undisclosed side agreements that included contingencies such as product return rights and special financing and payment terms. They also caused PSI to improperly recognize revenue in amounts that exceeded the actual sale price.

3. Winemaster, Davis, and Needham orchestrated the transactions that resulted in the accounting misstatements. They engineered transactions designed to create the appearance of revenue in certain periods when, in fact, PSI was not entitled to report revenue from those transactions at that time.

4. Winemaster, Davis, and Needham also misled certain members of PSI’s accounting department, or hid information from them, to ensure that PSI recognized revenue from the transactions in question. They misled accounting department personnel in an effort to meet PSI’s revenue targets. They also engaged in fraudulent conduct to conceal the true nature of several transactions from PSI’s auditor (“Auditor A”).

5. Beginning in August 2016, PSI disclosed information concerning its misstated financial statements in various Forms 8-K filed over time. When PSI disclosed this information about its financials, PSI’s stock price fell significantly.

1	The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

6. On May 16, 2019, PSI issued restated financial statements when it filed its 2017 Form 10-K. The restated financial statements included significant reductions in revenue as a result of PSI’s fraud. The reductions in revenue as a result of the fraud totaled $846,000 for the fourth quarter of 2014, and more than $24 million for fiscal year 2015. In addition to the fraud-related adjustments, PSI also made other revenue-related adjustments to its previously issued financial statements.

7. The following chart summarizes the quantitative impact on PSI’s financial statements from its accounting fraud:

Impact of Fraudulent Transactions on Net Revenue			Increase (Decrease)
(dollar amounts in thousands)	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Originally Reported Net Revenue	103,910	86,139	94,629	112,008	96,670	389,446
Fraudulent Transactions	(846)	(6,951)	(10,020)	(1,286)	(5,823)	(24,080)
Other Adjustments	(1,863)	4,132	746	4,229	(12,087)	(2,981)

Net Revenue Adjustments	(2,709)	(2,819)	(9,274)	2,943	(17,910)	(27,060)

Restated Net Revenue	101,202	83,320	85,355	114,951	78,760	362,386

Impact of Fraudulent Transactions, as Percentage of Restated Net Revenue	0.8%	8.3%	11.7%	1.1%	7.4%	6.6%

Impact of Fraudulent Transactions on Income (Loss) Before Taxes
(dollar amounts in thousands)			Increase (Decrease)
	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Originally Reported Income (Loss) Before Taxes	13,630	(72)	6,206	8,643	(887)	13,890
Restated Income (Loss) Before Taxes	10,585	(2,585)	1,246	6,908	(18,162)	(12,593)
Fraudulent Transactions	(320)	(2,424)	(3,007)	(1,286)	(1,054)	(7,771)
Other Adjustments	(2,438)	384	(482)	26	(3,751)	(3,823)

Gross Profit Adjustment	(2,758)	(2,040)	(3,489)	(1,260)	(4,805)	(11,594)

Gross Profit Impact of Fraudulent Transactions, as Percentage of Restated Income Before Taxes	3.0%	93.8%	241.3%	18.6%	5.8%	61.7%

RESPONDENT

8. Power Solutions International, Inc., a Delaware corporation headquartered in Wood Dale, Illinois, manufactures and sells power systems to industrial equipment manufacturers and transportation companies. PSI became a publicly traded company on April 29, 2011. PSI’s common stock was registered with the SEC pursuant to Section 12(b) of the Exchange Act and traded on the NASDAQ as “PSIX.” NASDAQ delisted PSI’s common stock on April 17, 2017 for its failure to timely file required periodic reports with the SEC. Following the delisting, PSI’s common stock has traded on the OTC Pink market as “PSIX.”

OTHER RELEVANT INDIVIDUALS

9. Gary Winemaster, 62 years old, is a resident of Mundelein, Illinois. Winemaster was a co-founder of PSI and was employed by PSI as its CEO, President and Chairman of the Board from at least 2011 until April 2017. While serving as PSI’s CEO, Winemaster was responsible for (a) reviewing and approving PSI’s consolidated financial statements and (b) reviewing, approving, signing, and certifying PSI’s periodic public reports (including its Forms 10- K and 10-Q). From 2014 through 2016, Winemaster, along with his brother who was also employed by PSI, owned a majority of the common stock of PSI. Winemaster resigned as PSI’s CEO, President and Chairman of the Board in April 2017 and became its chief strategy officer. Winemaster served in that position until he retired from PSI in May 2019.

10. Craig Davis, 46 years old, is a resident of Batavia, Illinois. From at least 2014 until around October 2018, Davis was employed by PSI as its VP of Sales. Davis reported to Winemaster while Winemaster was CEO of PSI. Davis was terminated by PSI in or around

October 2018.

11. James Needham, 58 years old, is a resident of Leavenworth, Kansas. From at least 2014 until around April 2019, Needham was employed by PSI as its General Manager for Industrial, Heavy Duty Products. Needham reported to Winemaster while Winemaster was CEO of PSI. Needham was terminated by PSI in or around April 2019.

FACTS

Background

12. PSI, a publicly traded company, is a global producer of a broad range of engines that it sells to manufacturers of industrial equipment, trucks, and busses. Many of PSI’s largest customers purchased engines to be used in the oil and gas industry, primarily in support of operating wells. As such, demand for a significant segment of PSI’s products was tied to the price of oil (i.e., as the price of oil decreased, demand for PSI’s products used in the oil and gas industry also decreased). For many of its customers, PSI was the sole source provider of engines.

13. PSI registered its common stock and started trading on the NASDAQ on April 29, 2011. After taking that step, PSI was required by the federal securities laws to file various periodic reports with the SEC, including annual reports (Forms 10-K), quarterly reports (Forms 10-Q) and current reports (Forms 8-K). PSI was required, among other things, to include financial statements in its quarterly and annual reports that accurately and fairly reflected PSI’s financial condition. These filings stated that the included financial statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).2 The annual financial statements were also required to be audited by an independent public accountant. Once filed, PSI’s periodic reports and accompanying financial statements became available to the investing public.

[2]	GAAP is codified in the Financial Accounting Standards Board Accounting Standards Codification (“ASC”).

14. ASC 605 is the governing accounting standard for revenue recognition, and was issued by the Financial Accounting Standards Board. ASC 605-10-25-1 provides that revenue may be recognized when it is realized, or realizable, and earned.

15. Consistent with PSI’s obligation to recognize revenue only when it was realized, or realizable, and earned under ASC 605-10-25-1, PSI’s revenue recognition policy, as represented in its SEC periodic filings, provided that “[w]e recognize revenue upon transfer of title and risk of loss to the customer, which is typically when products are shipped, provided there is persuasive evidence of an arrangement, the sales price is fixed or determinable and management believes collectability is reasonably assured.” PSI further represented in its SEC periodic filings that:

In certain circumstances, [PSI] recognizes revenue before delivery has occurred. In such circumstances, among other things, risk of ownership has passed to the buyer, the buyer has made a written fixed commitment to purchase the finished goods, the buyer has requested the finished goods be held for future delivery as scheduled and designated by them, and no additional performance obligations exist by [PSI].

16. At all times relevant to this Order, PSI did not have any other stated revenue recognition policies other than what was disclosed in its SEC filings.

17. Winemaster, Davis and Needham knew that PSI filed financial statements in its quarterly and annual reports. They knew about PSI’s revenue recognition standards and policies. They also knew that PSI’s financial statements needed to be truthful and accurate.

18. As PSI’s CEO, Winemaster was responsible for reviewing and approving PSI’s financial statements and its quarterly and annual reports. He was also responsible for establishing and maintaining PSI’s internal control over financial reporting. At all times relevant to this Order, Winemaster signed each of PSI’s annual and quarterly reports before they were publicly filed. He certified, among other things, that each report (a) did not include any material misstatements or omissions, and (b) fairly presented, in all material respects, the financial condition of PSI for that period.

19. Davis was in charge of PSI’s sales department, which was primarily responsible for selling product to PSI’s customers. Davis oversaw its sales personnel (with the exception of Needham), and approved all sales incentives offered to PSI customers. Davis also was responsible for communicating those incentives to others in sales and the accounting group to ensure the sales incentives were appropriately documented and recorded. Davis reported to Winemaster, who exercised close oversight of the sales department and maintained close contact with a number of PSI customers.

20. Needham was PSI’s General Manager for Industrial, Heavy Duty Products. In that role, Needham was responsible for selling PSI product to customers serving the oil and gas industry. Needham reported directly to Winemaster.

21. PSI’s revenue was recorded through PSI’s enterprise resource planning system, EPICOR. The accounting department relied upon “word of mouth” from PSI’s sales department to ensure any non-standard terms granted to customers for orders matched what was input into EPICOR. PSI’s sales department personnel, including Needham, were told by accounting department personnel on multiple occasions to inform accounting of any side arrangements or atypical terms entered into with PSI customers that were different from PSI’s standard terms because PSI was a public company and therefore needed to report transactions appropriately. Winemaster, Davis and Needham all knew that they needed to inform PSI’s accounting department about any sales transaction terms that deviated from PSI’s standard terms so that the accounting department could properly record the revenue associated with those transactions.

22. The accounting department did not review customer purchase orders or shipping documents for customer orders before recording revenue. If a customer was given terms different from those entered by sales department personnel into EPICOR, those terms would not be reflected on the invoice generated by the accounting department.

23. As is very common with public companies, stock analysts reviewed PSI’s periodic reports and other public disclosures, including forward-looking guidance, so they could develop recommendations. Specifically, stock analysts offered projections for a number of PSI’s financial metrics, including anticipated net revenue. Various financial firms and media outlets combined analysts’ projections for PSI’s quarterly net revenue into a “consensus estimate” for that period. That consensus net revenue estimate was available to the public through various financial news websites. The consensus net revenue estimate is an important metric for public companies and for investors. When a company falls short of its consensus net revenue projection, it is not unusual for that company to experience a negative reaction from investors with a corresponding decrease in the stock price.

24. Winemaster determined what revenue guidance PSI provided to the public and consistently set revenue targets for PSI. In 2014 and 2015, PSI management, including Winemaster and Davis, used quarterly analyst guidance as a benchmark for its internal quarterly revenue targets. On August 5, 2015, PSI provided the investing public with quarterly revenue guidance for the third and fourth quarters of 2015 along with reduced full year guidance for 2015. Subsequently, on November 9, 2015, PSI provided the investing public with revised, lower quarterly revenue guidance for the fourth quarter of 2015. During this period, PSI management, including Winemaster and Davis, also continued to look at quarterly analyst guidance as a benchmark for its internal quarterly revenue targets.

25. At all times relevant to this Order, Winemaster, Davis and Needham each understood that it was important for PSI to meet or exceed the analyst consensus net revenue guidance. Each of them also understood that it was important for PSI to meet or exceed PSI’s own public net revenue guidance.

PSI’s Fraudulent Revenue Recognition Practices

26. PSI’s revenue targets became increasingly difficult to meet in 2015 when the price of oil was depressed. In order to achieve these targets, Winemaster and Davis pressured PSI’s salesmen to provide incentives to their customers to take additional product before the end of quarters, including by incenting customers to place additional orders for product they did not currently need and pushing customers to take delivery of already ordered product earlier than desired. Doing so resulted in a significant amount of sales being “pulled ahead” from future periods to a current quarter. For example, approximately 24 percent of PSI’s sales for the first quarter of 2015 were pulled ahead from the second quarter to the first quarter.

27. These end-of-quarter drives to hit revenue targets led to PSI’s customers accumulating inventory that they did not need and ultimately led to PSI’s customers having little appetite to purchase additional product from PSI in 2016. This practice also was detrimental to PSI’s gross profit margins in 2014 and 2015 because cost of goods sold increased due to inefficient production rushes, labor overtime, and expedited freight charges related to those sales.

28. Winemaster, Davis and Needham did not simply encourage customers to buy more, or buy early. They also orchestrated transactions to cause PSI to fraudulently recognize revenue so that they could meet PSI’s previously issued revenue guidance and analysts’ revenue expectations.

29. To achieve PSI’s revenue targets, Winemaster, Needham and Davis caused PSI to fraudulently recognize revenue for purported sales of products that the customer had not yet agreed to accept; that had not yet been completed to customer specifications; and for which Winemaster, Needham and Davis had negotiated improper “bill and hold” arrangements. They also caused PSI to improperly recognize revenue for transactions for which they had created undisclosed side agreements that included contingencies such as product return rights and special financing and payment terms. In addition, they caused PSI to improperly recognize revenue in amounts that exceeded the actual sale price. This misconduct began in the fourth quarter of 2014 and increased in scope as the demand for PSI’s product slowed throughout 2015.

30. A summary of the fraudulent accounting is set forth below:

a.

Fourth Quarter 2014: PSI fraudulently recorded revenue totaling approximately $846,000 for a purported “bill and hold” sale of engines that was not requested by the customer and was not delivered to the customer until 2015.

b.

First Quarter 2015: PSI fraudulently recorded revenue totaling approximately $7.8 million for the purported sale of engines to a customer that was given an indefinite, open-ended right to return the engines if it did not need them.

c.

Second Quarter 2015: PSI fraudulently recorded revenue totaling approximately $10 million for the purported sale of engines to a customer when the customer (i) did not have to pay for the engines until 30 days after it used them in a generator and (ii) could exchange the engines for different engines for an unlimited period of time.

d.	Third Quarter 2015: PSI fraudulently recorded $1.3 million when it recognized revenue of $4.3 million for engines that were sold to a customer for only $3 million under a side agreement.

e.

Fourth Quarter 2015: PSI fraudulently recorded $3 million in revenue on the purported sale of 3 generator-sets to a customer, when in fact that customer’s receipt of the generator-sets was conditioned upon the return of other previously sold engines that would have offset all of the revenue recognized from the generator-sets. PSI also fraudulently recorded revenue totaling approximately $600,000 for the purported sale of 48 engines to a customer, although PSI did not finish manufacturing the engines to the customer’s specifications and did not ship them to the customer before the end of 2015. In addition, PSI fraudulently recorded revenue totaling approximately $300,000 for the purported sale of 147 engines that were shipped to a warehouse that PSI controlled without the customer’s knowledge and acceptance. Finally, PSI fraudulently recorded revenue totaling approximately $1.9 million for the purported sale of 775 “base engines” to a customer, although the engines did not include all of the components required by the customer, and the risk of loss did not shift to the customer until 2016.

Fourth Quarter 2014

31. In the fourth quarter of 2014, PSI appeared to meet the consensus analyst expectation for net revenue of $103.4 million when it reported net revenue of $103.9 million. In that quarter, PSI recognized approximately $846,000 of revenue for a fraudulent bill and hold transaction with Customer A as described below. If PSI had accounted for that transaction in accordance with GAAP, PSI would have missed the consensus analyst net revenue expectation for that quarter by approximately $400,000. Davis approved this fraudulent “bill and hold” transaction.

32. Sellers can recognize revenue on the sale of goods before delivery has occurred if the standards for “bill and hold” transactions are satisfied. In essence, a “bill and hold” sale of goods requires that: (i) the risks of ownership pass to the buyer at the time of the bill and hold transaction; (ii) the buyer makes a fixed commitment to purchase the goods; (iii) the buyer, not the seller, requests that the transaction be on a bill and hold basis; (iv) the buyer has a substantial business purpose for ordering the goods on a bill and hold basis; (v) there is a fixed schedule for delivery of the goods that is both reasonable and consistent with the buyer’s substantial business purpose for the bill and hold transaction; (vi) the seller does not retain any specific performance obligations related to the sale; and (vii) the goods are complete and ready for shipment at the time of the bill and hold transaction. PSI incorporated the requirements for “bill and hold” transactions in its revenue recognition policies as described above in ¶ 15.

33. In late November 2014, at Davis’s direction, the PSI sales representative responsible for the Customer A account approached Customer A and offered extended payment terms to incent Customer A to take delivery of 30 engines early in order to enable PSI “to hit some numbers for 2014.” In addition to the extended payment terms, Customer A asked PSI to cover the cost of warehousing the engines at an off-site location as well as the shipping costs to get the engines to the off-site location. Davis approved Customer A’s counteroffer, stating that PSI needed to do the deal, “as we are still 4 million short” of the quarterly sales target. PSI delivered the product to the agreed upon off-site location in December 2014 and paid for the storage of the engines until Customer A accepted the engines in February 2015.

34. An internal email sent by the PSI sales representative for the Customer A account summarized the true nature of this transaction: “the WHOLE reason behind this entire exercise was to try and jam as much business in the [sic] 2014 as possible. [Customer A] agreed to take all the engines they had on order for 2015 in December. That was 30 units. They don’t want any of them, but agreed to help us out.”

35. PSI recognized approximately $846,000 of revenue associated with this transaction in the fourth quarter of 2014. PSI recognized revenue on the transaction despite not meeting the criteria required by ASC 605-10-25-1 and which were included in its own policies as described in ¶ 15. Customer A did not request the bill and hold nor did it have a business purpose for ordering on a bill and hold basis. In addition, by reimbursing Customer A for the storage of these engines until Customer A needed the engines in 2015, PSI did not meet the delivery requirements to recognize revenue in 2014.

36. Davis did not tell PSI’s accounting department that the customer did not request the bill and hold, had received extended payment terms, or that PSI was covering the costs of storing the engines. When challenged by a senior operations executive about the appropriateness of recognizing revenue under these circumstances, Davis lied to that executive by falsely telling him that PSI’s CFO and others in accounting had been informed about the transaction details and approved of the accounting for the transaction.

37. Due to the misconduct identified in ¶¶ 31, 33-36 above, PSI’s 2014 Form 10-K contained materially misstated financial statements that improperly recognized $846,000 in revenue. A reasonable investor would have viewed this misstatement as important because the misstatement: (i) involved a fraudulent accounting position with no GAAP support, (ii) arose as an ongoing effort by senior PSI management to meet revenue targets provided to the market, (iii) allowed PSI to meet the consensus analyst expectation for net revenue for that quarter, and (iv) constituted a 0.8 percent overstatement of net revenue and a 3.0 percent overstatement of pre-tax income.

38. Davis acted with scienter with respect to the fraudulent accounting for this transaction. For example, he approved the key terms for the transaction, including the agreement to reimburse Customer A’s storage costs, knowingly withheld important information about the transaction from PSI’s accounting department, and also lied to a senior PSI operations executive about consulting with the accounting department concerning the appropriateness of recognizing revenue from the transaction. He knew that the transaction in question had the purpose and effect of artificially inflating PSI’s revenue. Davis’ scienter is imputed to PSI.

First Quarter 2015

39. In the first quarter of 2015, PSI appeared to narrowly miss the consensus analyst expectation for net revenue of $87 million when it reported net revenue of $86.1 million. It was a narrow miss only because PSI manipulated its revenue. In that quarter, PSI fraudulently recognized approximately $7.8 million of revenue related to a contingent sales transaction with Customer B as described below. If PSI had accounted for that transaction in accordance with GAAP, PSI would have missed the consensus analyst expectation for net revenue for that period by a wide margin. Davis and Winemaster orchestrated this fraudulent accounting transaction.

40. In late February 2015, at Davis’s direction, PSI’s sales representative for Customer B approached Customer B about accelerating the delivery of around $8 million worth of engines scheduled for delivery in June, July, and August of 2015 to the first quarter in order to meet PSI’s quarterly revenue target. At the time, PSI’s sales representative for Customer B emailed Davis and questioned how PSI could continue to pull ahead sales in this manner to meet quarterly revenue targets. Davis agreed with the salesperson’s concern but noted that without the Customer B pull ahead the quarterly results would be “tragic.”

41. Customer B rejected PSI’s multiple offers of various incentives to take the engines early because Customer B did not want the engines in the first quarter of 2015. In a last ditch effort to recognize the revenue in the first quarter, Winemaster called the president of Customer B and offered, in addition to the other incentives previously offered, an indefinite right of return on the engines if Customer B’s intended customer for the engines cancelled its order. Customer B accepted Winemaster’s offer, and the engines were delivered before the end of the first quarter of 2015.

42. Winemaster did not inform anyone else in the PSI organization of this indefinite right of return prior to the filing of PSI’s Q1 2015 Form 10-Q. The PSI sales department, including Davis, learned of the return right offered by Winemaster from representatives of Customer B. Neither Winemaster nor Davis informed the accounting group of the return right Winemaster granted Customer B.

43. Ultimately, Customer B did not have demand from its own customers for the engines, and it requested to return those engines to PSI in 2017. However, as discussed in more detail at ¶ 130, in order to try to conceal the true nature of the transaction, PSI did not take the engines back. Instead, representatives of PSI’s sales department, with Winemaster’s and Davis’s knowledge and approval, arranged to have one of PSI’s other customers (and a competitor of Customer B) purchase the engines from Customer B.

44. As a result of Winemaster’s and Davis’s conduct, PSI recorded revenue associated with the transaction even though it had failed to meet the criteria required by ASC 605-15-25-1 (Sales of Product when Rights of Return Exists) when it recognized revenue for this transaction in the first quarter of 2015. Under ASC 605-15-25-1e and 605-15-25-1f, PSI could not recognize revenue unless it could reasonably estimate the amount of future returns, and had no future performance obligation to help Customer B resell the engines.

45. PSI did not meet the aforementioned criteria. For example, PSI had no way of reasonably estimating the future returns from Customer B. At the time, PSI had only accepted returns due to defect or performance issues. PSI had no way of knowing, into the indefinite future, whether Customer B’s intended customer would someday cancel its order. Consequently, the earnings process was not complete, and the sale should not have been recognized in the first quarter of 2015.

46. Due to the misconduct identified in ¶¶ 39-45 above, PSI’s Q1 2015 Form 10-Q contained materially misstated financial statements that improperly recognized approximately $7.8 million in revenue. A reasonable investor would have viewed this misstatement as important because the misstatement: (i) involved a fraudulent accounting position with no GAAP support, (ii) arose as an ongoing effort by senior PSI management to meet revenue targets provided to the market, (iii) masked the severity of the downward revenue trend PSI was facing in 2015, and (iv) contributed to an 8.3 percent overstatement of net revenue and a 93.8 percent overstatement of pre-tax income.

47. Winemaster and Davis acted with scienter with respect to the fraudulent accounting for this transaction. For example, Winemaster granted the return right to Customer B; Winemaster and Davis knowingly withheld the existence of the return right from PSI’s accounting department; and Winemaster and Davis authorized PSI’s sales staff to facilitate Customer B’s resale of the engines to another PSI customer in 2017 after Customer B requested to return the engines to PSI. They knew that the transaction in question had the purpose and effect of artificially inflating PSI’s revenue. Winemaster’s and Davis’ scienter is imputed to PSI.

48. In addition, Winemaster signed and certified PSI’s Q1 2015 Form 10-Q and approved the filing on May 7, 2015 of a Form 8-K announcing PSI’s net revenue for the quarter even though he knew that $7.8 million of net revenue for the quarter had been improperly recognized.

49. Winemaster also hid the existence of the Customer B return right from Auditor A. On or around May 8, 2015, Winemaster signed a management representation letter for Auditor A that stated, among other things, that: (i) the financial information for Q1 2015 is presented in accordance with GAAP; (ii) “[w]e have no knowledge of any fraud or suspected fraud affecting the Company;” and (iii) “[t]here are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.” He signed this letter despite knowing that the $7.8 million transaction with Customer B was fraudulently recorded as revenue in Q1 2015 and without otherwise informing Auditor A of the return right for the transaction.

Second Quarter 2015

50. In the second quarter of 2015, PSI appeared to meet the consensus analyst expectation for net revenue of $87 million when it reported net revenue of $94.6 million. In that quarter, PSI fraudulently recorded approximately $10 million of revenue related to a conditional sales transaction with Customer C, based on the conduct of Needham, Davis and Winemaster, as described below. If PSI had accounted for that transaction in accordance with GAAP, PSI would have missed the consensus analyst expectation for net revenue for that period. Needham, Davis and Winemaster all participated in this transaction.

51. Customer C was in the business of manufacturing and leasing generators to be used by its customers in operating oil and gas wells. As such, demand for its product tracked the price of oil and gas. PSI supplied Customer C all of the engines it used in its generators, as the PSI engine was the only engine that worked in Customer C’s generators.

52. In late May 2015, in order to meet its quarterly sales target, Needham approached Customer C to take $10 million of product by the end of June 2015. At the time, Customer C did not have the demand from its customers to justify such a purchase given the decrease in the price of oil.

53. Nonetheless, after receiving pressure from Needham to take the $10 million worth of engines, Customer C agreed to do so, but only after negotiating a side letter agreement with PSI (“June 2015 Letter Agreement”). That side agreement contained numerous protections should Customer C not have sufficient demand for the engines from its own customers. The June 2015 Letter Agreement provided, among other things, that: (i) Customer C would not have to pay for each engine until 30 days after the engine was placed in a Customer C generator (which Customer C did not do until it had a customer that desired to lease the generator); and (ii) Customer C could exchange engines at a later date for others that were more in demand. This engine exchange right did not contain a time limitation. Customer C referenced the June 2015 Letter Agreement on its purchase order for the engines, specifically stating the order was “[p]ursuant to letter dated June 8, 2015 from PSI and signed by Jim Needham.” (The purchase order is hereinafter referred to as the “June 2015 PO.”) The engines purchased pursuant to the June 2015 PO were shipped to Customer C by the end of June 2015.

54. The agreement was negotiated and signed by Needham. Winemaster and Davis knew and approved of the June 2015 Letter Agreement. Neither Winemaster, Davis or Needham informed PSI’s accounting group about the June 2015 Letter Agreement prior to the filing of PSI’s Q2 2015 Form 10-Q.

55. Under GAAP, if a seller gives the buyer the right to return product, revenue from the sales transaction shall be recognized at the time of sale only if the conditions in ASC 605-15- 25-1 (Sales of Product when Rights of Return Exists) are met. One of those conditions is that “[t]he buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product. If the buyer does not pay at time of sale and the buyer’s obligation to pay is contractually or implicitly excused until the buyer resells the product, then this condition is not met.” ASC 605-15-25-1b.

56. Here, the June 2015 Letter Agreement allowed Customer C to not pay for the engines it purchased until they were consumed, and it also gave Customer C the right in the future to exchange engines for others that were more in demand. Due to these indefinite extended payment terms, the sales price was not fixed or determinable, and revenue should not have been recognized in the second quarter of 2015.

57. Additionally, PSI could not recognize revenue in accordance with ASC 605-15-25- 1f unless it could reasonably estimate the amount of future returns. PSI had no way of estimating the future returns from Customer C. It had previously only accepted returns due to defect or performance issues.

58. Due to the misconduct identified in ¶¶ 50-57 above, PSI’s Q2 2015 Form 10-Q contained materially misstated financial statements that improperly recognized around $10 million in revenue. A reasonable investor would have viewed this misstatement as important because the misstatement: (i) involved a fraudulent accounting position with no GAAP support, (ii) arose as an ongoing effort by senior PSI management to meet revenue targets provided to the market, (iii) masked the severity of the downward revenue trend PSI was facing in 2015, (iv) allowed PSI to meet the consensus analyst expectation for net revenue for that quarter, and (v) resulted in an 11.7 percent overstatement of net revenue and a 241.3 percent overstatement of pre-tax income.

59. Winemaster, Davis and Needham acted with scienter with respect to the fraudulent accounting for this transaction. For example, Needham, with Winemaster’s and Davis’s knowledge and approval, negotiated the June 2015 Letter Agreement on behalf of PSI; and Winemaster, Davis and Needham did not inform PSI’s accounting group about the June 2015 Letter Agreement prior to the filing of PSI’s Q2 2015 Form 10-Q. They knew that the transaction in question had the purpose and effect of artificially inflating PSI’s revenue. Winemaster’s, Davis’ and Needham’s scienter is imputed to PSI.

60. In addition, Winemaster also signed and certified PSI’s Q2 2015 Form 10-Q and approved the filing on August 5, 2015 of a Form 8-K announcing PSI’s net revenue for the quarter even though he knew that $10 million of net revenue for the quarter had been improperly recognized.

61. Winemaster also hid the existence of the June 2015 Letter Agreement from Auditor A. On or around August 7, 2015, Winemaster signed a management representation letter for Auditor A that stated, among other things, that: (i) the financial information for Q2 2015 is presented in accordance with GAAP; (ii) “[w]e have no knowledge of any fraud or suspected fraud affecting the Company;” and (iii) “[t]here are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.” He signed this letter despite knowing that the $10 million transaction with Customer C was fraudulently recorded as revenue in Q2 2015 and without otherwise informing Auditor A of the June 2015 Letter Agreement.

Third Quarter 2015

62. In the third quarter of 2015, PSI reported net revenue of $112 million. PSI appeared to narrowly miss the consensus analyst expectation for net revenue of $113.6 million, and appeared to meet the low end of the quarterly guidance ($110 million) it released to the public in August 2015. In this quarter, PSI fraudulently recognized approximately $1.3 million of revenue related to an inflated Customer C purchase order as detailed below. Winemaster, Davis and Needham were all responsible for the fraudulent inflation of revenue created by this purchase order.

63. In an effort to meet its sales goal for the third quarter, PSI’s sales group was aggressively pursuing customers to take additional product. Davis, in a September 3, 2015 email, informed Winemaster that: “[w]e are pushing every angle. I have some really unhappy customers . . . as I am jamming everything to them in the quarter and they are not happy with me.”

64. Against this backdrop, Needham was pushing Customer C to purchase $3 million of engines directly from PSI instead of another company set up as a PSI joint venture (“PSI JV”), which Customer C ultimately agreed to do.

65. Needham verbally assured Customer C that it would only have to pay $3 million for the engines when invoiced. However, Needham also directed Customer C to issue a purchase order for these engines at a higher price, $4.3 million, in order to make PSI’s revenue numbers look better for the quarter. The purchase order ($4.3 million) overstated the actual sale price ($3 million) by $1.3 million.

66. Both Winemaster and Davis were aware and approved of Needham’s direction to Customer C to issue its purchase order at the overstated $4.3 million price. Neither Winemaster, Davis or Needham told accounting about the true nature of the deal made with Customer C prior to the filing of PSI’s Q3 2015 Form 10-Q. As a result, accounting booked the $4.3 million as revenue when the engines shipped to Customer C in the third quarter of 2015, even though the actual sale price was only $3 million.

67. Due to the conduct of Winemaster, Davis and Needham, PSI improperly booked the overstated revenue ($4.3 million) associated with this transaction. Because Needham had informed Customer C it would only have to pay $3 million for the engines, the incremental $1.3 million invoiced was not realizable and should not have been recognized as revenue under ASC 605-10-25-1. Customer C only paid the $3 million that it had agreed to pay. The remaining $1.3 million of revenue was eventually reversed by PSI in connection with its restatement filed on May 16, 2019.

68. Due to the misconduct identified in ¶¶ 62-67 above, PSI’s Q3 2015 Form 10-Q contained materially misstated financial statements that improperly recognized around $1.3 million in revenue. A reasonable investor would have viewed this misstatement as important because the misstatement: (i) involved a fraudulent accounting position with no GAAP support, (ii) arose as an ongoing effort by senior PSI management to meet revenue targets provided to the market, (iii) masked the severity of the downward revenue trend PSI was facing in 2015, and (iv) resulted in a 1.1 percent overstatement of net revenue and an 18.6 percent overstatement of pre-tax income.

69. Winemaster, Davis and Needham acted with scienter with respect to the fraudulent accounting for this transaction. For example, Needham, with Winemaster’s and Davis’s knowledge and approval, directed Customer C to issue an inaccurate purchase order; and neither Winemaster, Davis or Needham informed PSI’s accounting group about the real price for the $4.3 million transaction with Customer C prior to the filing of PSI’s Q3 2015 Form 10-Q. They knew that the transaction in question had the purpose and effect of artificially inflating PSI’s revenue. Winemaster’s, Davis’ and Needham’s scienter is imputed to PSI.

70. In addition, Winemaster also signed and certified PSI’s Q3 2015 Form 10-Q and approved the filing on November 9, 2015 of a Form 8-K announcing PSI’s net revenue for the quarter even though he knew that the $1.3 million of net revenue for the quarter had been improperly recognized.

71. Winemaster also hid the true nature of the Customer C purchase order from Auditor A. On or around November 9, 2015, Winemaster signed a management representation letter for Auditor A that stated, among other things, that (i) the financial information for Q3 2015 is presented in accordance with GAAP; (ii) “[t]here are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information;” (iii) “[w]e have no knowledge of any fraud or suspected fraud affecting the Company;” and (iv) “[t]here are no . . . [s]ide agreements or other arrangements (either written or oral) that have not been disclosed to you.” He signed this letter despite knowing that PSI had entered into an oral side agreement with Customer C to purchase the engines for $3 million in order to fraudulently inflate PSI’s revenue number in the third quarter of 2015 and without otherwise informing Auditor A of the Customer C arrangement.

Fourth Quarter 2015

72. As of November 2015, PSI was not on track to meet the analyst revenue expectations for the fourth quarter of 2015. At that time, Davis reported to Winemaster and others in senior management that PSI was going to have to pull forward a lot of sales from 2016 because “[w]e are 30 million short of the number that was given to the market as of right now.”

73. In an effort to meet those revenue projections, PSI fraudulently recognized approximately $5.8 million of revenue related to a number of transactions that were engineered by Winemaster, Davis and Needham as described below. Notwithstanding its efforts to pull in sales, PSI appeared to miss the consensus analyst net revenue expectation for the quarter of $105.7 million as well as the low end of its own public guidance of $100 million when it reported net revenue of $96.7 million. Without the fraud, PSI would have missed the target by a wider margin.

Customer D $3 Million Transaction

74. Entering the fourth quarter of 2015, PSI management, including Davis and Winemaster, began discussing how they might achieve the company’s revenue target. Davis noted that the sale of several Waukesha generator sets (“Waukesha Gen-Sets”) assembled by its Professional Power Products (“PPPI”) subsidiary was “essential” to achieving PSI’s fourth quarter sales goals. Customer D purchased generator sets exclusively from Customer C, and those generator sets used PSI engines.

75. PSI’s sales department attempted throughout much of 2015 to sell the Waukesha Gen-Sets directly to Customer D. On December 10, 2015, Needham and Customer D’s CEO agreed to a deal in which Customer D would receive 3 of the Waukesha Gen-Sets at a per unit price of $995,000 in exchange for PSI accepting the return of approximately 97 PSI engines previously purchased by Customer C to fulfill Customer D generator set orders. As designed, the return of these 97 engines would have created a credit at PSI that Customer D would use to fund the purchase of the 3 Waukesha Gen-Sets.

76. Over the final week of 2015, Needham worked to create documentation supporting the transaction. Though Customer D understood that the transaction would be an exchange by Customer C of the 97 PSI engines for the 3 Waukesha Gen-Sets (that Customer D would subsequently purchase from Customer C), Needham insisted that Customer D issue a purchase order for the 3 Waukesha Gen-Sets directly to PPPI. Prior to issuing a PO, Customer D requested written confirmation that PSI had agreed to accept the return of the engines from Customer C, and thus create a credit for Customer D. On the morning of December 29, 2015, Needham emailed a statement to Customer D stating that PSI would accept the return sometime in the first quarter of 2016. Later that same day, Customer D issued a PO for the 3 Waukesha Gen-Sets. The Waukesha Gen-Sets were not shipped to Customer D before the 2015 year end.

77. Davis and Needham improperly attempted to characterize this Customer D transaction as a bill and hold sale. Needham provided Customer D with a bill and hold agreement for execution, stating that it “allows us to recognize revenue.” That agreement provided that: (1) Customer D requested the bill and hold treatment, (2) the Waukesha Gen-Sets were complete, and (3) Customer D took title to the Waukesha Gen-Sets. However, Customer D did not have customers for whom it would lease the Waukesha Gen-Sets as of December 2015 and had no need or desire for the Waukesha Gen-Sets to be delivered in the foreseeable future. Needham and Davis, among others, knew that Customer D had not initiated or requested the bill and hold treatment. Rather, it was proposed by PSI strictly as a means to record revenue in 2015.

78. Neither Needham nor Davis informed anyone in the accounting group about the true nature of the transaction or that it was conditioned upon the return of the 97 engines from Customer C prior to the filing of PSI’s 2015 Form 10-K.

79. PSI improperly recognized approximately $3 million of revenue on this Customer D transaction in 2015 when it failed to meet the criteria required by ASC 605-10-25-1 and which were included in its own policies as described in ¶ 15. PSI’s accounting for the transaction should have reflected all substantive terms of the negotiated deal, including PSI’s agreement to accept the return of previously sold engines in exchange for the purported sale of the Waukesha Gen-Sets. This would have resulted in no recognized net revenue for the fourth quarter of 2015 related to this transaction. Instead, PSI recorded only the Waukesha Gen-Set part of the transaction, thus inflating 2015 net revenues by $3 million.

80. Further, PSI failed to meet the criteria disclosed in its own policies as necessary for a bill and hold transaction to be recognized as revenue. Its revenue recognition policy required, among other things, that the buyer had requested the finished goods be held for future delivery. These criteria were not met. PSI requested the transaction to be structured as a bill and hold solely to recognize revenue in 2015. Buyers must also have a substantial business purpose for requesting bill and hold treatment, which Customer D did not have for the Waukesha Gen-Sets transaction.

Customer E $600,000 Transaction

81. Customer E issued a purchase order to PSI for 48 engines (totaling around $600,000) which PSI expected to ship to Customer E by the end of 2015. However, there was a delay in PSI procuring the custom oil pan required to meet the Customer E specification for the engine. In an effort to recognize the revenue on the transaction in 2015, PSI’s sales department determined that the 48 engines would be shipped to the PSI JV facility in China (Dalian facility) on December 31, 2015 with a standard oil pan until they could be refitted sometime in 2016 with the correct oil pan before being delivered to Customer E.

82. PSI’s Controller learned about the sales department’s plan for shipping these engines without the correct oil pan and consulted with PSI’s customer service department, who informed him that the Customer E engines would not be functional within Customer E’s intended product without the correct oil pan. PSI’s Controller relayed this issue concerning the oil pan to PSI’s CFO.

83. PSI’s CFO then emailed the sales department and told them that their plan would result in no revenue being recognized for the transaction in 2015 because the product was not complete to customer specification and would not be shipped to Customer E by the end of 2015. In response to this email, the salesperson responsible for the Customer E account emailed Winemaster directly and updated him that PSI’s CFO believed revenue could not be recognized for the transaction.

84. Subsequently, Winemaster told PSI’s CFO that the Customer E engines were fully functional and that revenue should be recognized for the transaction even though Winemaster knew that the Customer E engines were not built to specification and were not functional within Customer E’s intended product.

85. PSI recognized revenue on this Customer E transaction in 2015 despite not meeting the criteria required by ASC 605-10-25-1 and which were included in its own policies as described in ¶ 15. Because the engines for Customer E were not complete to the customer’s specification by the end of 2015 and needed to be re-fitted with the correct oil pan to operate appropriately for the customer’s needs, PSI had not completed the earnings process to recognize revenue. In addition, the engines were not shipped to Customer E by the end of year; instead a Customer E-coordinated transporter simply moved them to a PSI-controlled facility in China to be finished at a later date. As a result, the risk of loss for the engines had not shifted to Customer E by the end of 2015. Consequently, revenue should not have been recognized for this transaction.

Customer F $300,000 Transaction

86. In December 2015, PSI’s sales group was attempting to do everything possible to ship product to meet its sales goals for the quarter. To that end, a PSI sales representative attempted to convince Customer F to take early delivery – before the end of 2015 – of engines that it had previously ordered. To incentivize Customer F to take the engines early, the PSI salesperson offered Customer F extended payment terms. At the time, Customer F did not want to take delivery of the engines because of the lack of its own customer demand for its product.

87. Still faced with a revenue shortfall on the last day of 2015, Davis called PSI’s Director of Facilities and told him to ship 147 engines that Customer F had on order but was not prepared to take delivery of to an off-site warehouse (“Warehouse A”), which was leased and controlled by PSI, by the end of the day and to not tell anyone about the shipment. On the call, Davis also relayed that he had already talked to Winemaster about the shipment and that the only 3 people who would know about the shipment were Winemaster, Davis and the Director of Facilities.

88. The 147 engines were shipped to Warehouse A by the end of 2015; Customer F was invoiced for the engines (approximately $300,000 worth of engines); and the revenue for that transaction was recognized in 2015. At the time, Customer F did not accept delivery of the engines, and did not know of – let alone authorize – the shipment of the engines to Warehouse A. Further, PSI’s accounting group was not made aware of the circumstances surrounding the shipment of the 147 engines, namely that they were shipped to Warehouse A without Customer F’s knowledge, prior to the filing of PSI’s 2015 Form 10-K.

89. PSI recognized revenue on this transaction despite not meeting the criteria required by ASC 605-10-25-1 and which were included in its own policies as described in ¶ 15. Since Customer F did not accept the shipment of the 147 engines (and was not even aware they had been shipped to a warehouse), PSI had neither realized nor earned revenue in accordance with ASC 605- 10-25-1. As a result, revenue should not have been recognized for this transaction.

90. In March 2016, PSI’s accounting department was working with PSI’s sales department to collect the balance owed by Customer F related to the 147 engines shipped on December 31, 2015. In connection with these efforts, PSI’s sales representative for Customer F informed PSI’s accounting department for the first time that Customer F was not “even aware that we shipped the last (147) engines.” Upon learning this, PSI’s accounting department reversed the sales revenue (around $300,000) for the transaction in the first quarter of 2016 but did not restate PSI’s previously issued fourth quarter financial statements.

Customer G $1.9 Million Transaction

91. In November 2015, Customer G agreed to purchase a certain type of engine that was being discontinued. The agreement provided that Customer G would purchase 775 “base engines,” which included the base engine block, fuel system, and catalyst, by the end of 2015. These “base engines” would be stored at Warehouse A. The “base engines” would then be brought back to PSI from the off-site location during 2016 and re-fitted with additional parts to enable the engines to function in Customer G’s equipment, before being shipped to Customer G. Davis knew that the purpose behind the proposed transaction structure was to increase 2015 revenue for PSI.

92. PSI manufactured and shipped the “base engines” to the PSI-leased warehouse before the end of 2015. However, those engines did not include the catalysts, a required component under the agreement between PSI and Customer G, because PSI had difficulty procuring them. The salesperson responsible for the Customer G account informed Winemaster, Davis, and certain operations personnel that: “I spoke with [Winemaster] last night and . . . we should NOT ship the catalysts with this order. Let’s add those when we trim the engines next year.” Winemaster and Davis did not tell PSI’s accounting group that the “base engines” shipped offsite did not contain the catalysts prior to the filing of PSI’s 2015 Form 10-K.

93. Customer G also did not take on the risk of loss of the purported “base engines” until 2016 because it did not lease Warehouse A until that time. The accounting department and Davis knew that Customer G had not leased Warehouse A before the end of 2015.

94. As a result of the misconduct set forth above in ¶¶ 91-93, PSI improperly recognized approximately $1.9 million of revenue on this transaction in 2015 despite not meeting the criteria required by ASC 605-10-25-1 and which were included in its own policies as described in ¶ 15. Because the “base engines” shipped to Warehouse A were missing the catalyst, PSI had not completed the earning process required to recognize revenue. Further, the risk of loss associated with those engines did not transfer to Customer G in 2015 because the engines were shipped to a PSI-leased warehouse.

Fourth Quarter/Year End Summary

95. Due to the misconduct identified in ¶¶ 39-94 above, PSI’s Q4 and full-year 2015 financial statements – included in its 2015 Form 10-K – were materially misstated because they improperly recognized around $5.8 million in revenue for Q4 2015 and around $24.1 million in revenue for full-year 2015. A reasonable investor would have viewed these misstatements as important because they: (i) involved fraudulent accounting positions with no GAAP support, (ii) arose as an ongoing effort by senior PSI management to meet revenue targets provided to the market, (iii) masked the severity of the downward revenue trend PSI was facing in 2015, and (iv) constituted a 7.4 percent overstatement of net revenue and a 5.8 percent overstatement of pre-tax income for Q4 2015 and contributed to a 6.6 percent overstatement of net revenue and a 61.7 percent overstatement of pre-tax income for full-year 2015.

96. Winemaster, Davis and Needham acted with scienter with respect to the fraudulent accounting for these transactions. For example, Davis and Needham knew of and did not inform PSI’s accounting group about the contemplated return of Customer C engines as part of Customer D’s purchase of the Waukesha Gen-Sets; Winemaster approved recognizing $600,000 of revenue despite knowing that the Customer E engines were not built to customer specification and were not functional within Customer E’s intended product; Winemaster and Davis authorized the shipment of $300,000 worth of engines on the last day of 2015 to Warehouse A without Customer F’s consent and concealed such shipment from PSI’s accounting department; and Winemaster and Davis knew the engines for Customer G were not complete to customer specification and failed to inform PSI’s accounting department of that fact. They knew that the transactions in question had the purpose and effect of artificially inflating PSI’s revenue. Winemaster’s, Davis’ and Needham’s scienter is imputed to PSI.

97. In addition, Winemaster signed and certified PSI’s 2015 Form 10-K and also approved the filing on February 22, 2016 of a Form 8-K announcing PSI’s net revenue for the fourth quarter of 2015 even though he knew that at least $2.8 million of revenue for Q4 2015 and at least $21.1 million of revenue for full-year 2015 had been improperly recognized.

98. Despite knowing relevant details of the transactions described above (¶¶ 39-94) and without otherwise informing Auditor A of them, Winemaster on or around February 26, 2016 signed a management representation letter for Auditor A that stated, among other things, that: (i) the financial statements for 2015 are presented in accordance with GAAP; (ii) “[t]here are no . . . [m]aterial transactions that have not been properly recorded in the accounting records underlying the consolidated financial statements;” (iii) “[w]e have no knowledge of fraud or suspected fraud affecting the entity;” (iv) “[t]here are no . . . [s]ide agreements or other arrangements (either written or oral) undisclosed to you;” and (v) “[w]e have informed you of all uncorrected misstatements.” This management representation letter was false.

Concealment of Fraudulent Accounting

99. Winemaster, Davis and Needham attempted to conceal the important terms of a number of the transactions described above in order to avoid reversing or restating the recognized revenue associated with those transactions. They attempted to renegotiate terms of some of the transactions in later periods, and misled Auditor A about certain of the transactions.

Concealing the June 2015 Letter Agreement and the Truth

about the $4.3 Million Customer C Transaction

100. In October 2015, while trying to collect Customer C’s outstanding $10 million receivable for the engines it had purportedly purchased in the second quarter of 2015, PSI’s accounting department received a copy of the June 2015 Letter Agreement from Needham. The June 2015 Letter Agreement provided, among other things, that Customer C would not have to pay for an engine until it was placed in a generator and that Customer C could exchange the engines at a later date for those that were more in demand. Customer C had refused to pay the $10 million based on that letter agreement.

101. PSI’s Controller gave a copy of the agreement to PSI’s CFO and told him that, given its conditional terms, he believed the transaction constituted a consignment sale, that PSI should have deferred the related revenue as of June 30, 2015, and that the amount of the transaction likely required PSI to restate its second quarter 2015 financial reports. PSI’s CFO and inside counsel for PSI then drafted a proposed amendment to the June 2015 Letter Agreement that removed the conditional terms and shared it with Winemaster. Winemaster subsequently sent the proposed draft amendment to Davis and Needham. The proposed draft amendment was never sent to Customer C.

102. Notwithstanding Winemaster’s, Davis’ and Needham’s knowledge of the existence of the June 2015 Letter Agreement and the proposed draft amendment to the agreement, they did not tell Auditor A about the side agreement. Further, Winemaster falsely represented in a management representation letter to Auditor A on November 9, 2015, that there were no “[s]ide agreements or other arrangements (either written or oral) that have not been disclosed to you.”

103. Winemaster, Davis and Needham also concealed the truth about the $4.3 million Customer C transaction booked in the third quarter of 2015 from Auditor A. In late January 2016, Customer C’s COO emailed Needham regarding the $4.3 million Customer C transaction, asking for the “real amount we need to pay” for the engines purchased at the end of the third quarter, noting “[i]f you remember when we did the $3M deal . . . PSI upped the price so it made your numbers look better.”

104. Needham conferred with Davis who told him to have Customer C “pay the lower amount and not reference anything at this point in time.” Accordingly, Needham responded to Customer C that it should only pay the $3 million and PSI would adjust the $1.3 million balance at a later time. When Davis updated Winemaster on the transaction, he noted:

It was agreed upon that we would sell these engines to [Customer C] at the JV price but sell them at the normal price and now as we negotiate with [Customer C] to pay these invoices they are going to short pay these invoices by . . . 1.2 million dollars. This is the deal that was agreed to. Before accounting gets short paid 1.2 million dollars I wanted you to be aware. This is obviously a problem.3

105. Also, Needham told Davis he was concerned that PSI’s accounts receivable department would contact Customer C and ask for an explanation as to why Customer C had paid only $3 million of the $4.3 million purportedly owed. In an attempt to address that concern and collect Customer C’s $10 million balance from the June 2015 PO (which was then still outstanding), Needham attempted to trade a write-off of the $1.3 million balance (which he previously had already promised Customer C) and price incentives for future purchases in exchange for Customer C’s payment of the $10 million balance over the next six months. In response, Customer C’s COO stated:

The $1.2M was added in order to boost PSI’s sales revenue . . . . I see you’re washing it away but why wasn’t it “discounted” on the payment we just made . . . ? That was the deal you and I made. We shouldn’t have that $1.2M anywhere involved with the $10M deal. In fact, if that $1.2M shows up as owed on our bill it’s going to raise all sorts of red flags around here . . . .

106. In February 2016, Winemaster, Davis and Needham continued to have conversations with Customer C representatives regarding the $10 million balance from the June 2015 PO. In connection with these conversations, they offered, among other things, to subsidize Customer C’s cost of capital to allow it to make a $5 million payment on the balance. Customer C did not accept PSI’s offer at that time.

107. In late March 2016, PSI’s accounting department received the January 2016 email correspondence between Customer C and Needham described above. Upon receiving this email correspondence, PSI’s Controller communicated his concerns to PSI’s CFO that there was no justification for booking the $1.3 million and that PSI had thereby committed fraud. PSI’s Controller also provided a hard copy of this email correspondence to PSI’s CFO. A couple weeks later, PSI’s CFO reported to PSI’s Controller that he had spoken to Winemaster, who had told him that PSI “doesn’t do business like that” and that Winemaster was going to meet with Customer C on this transaction.

108. In early April 2016, Needham and Winemaster attempted to create after-the-fact documentation, which would be sent by Customer C, to justify the inflated price for the originally recorded $4.3 million transaction.

3	The difference between the price Customer C agreed to pay and the amount PSI recorded was $1,286,000. Some at

PSI referred to the amount as $1.2 million while others refer to the rounded-up amount of $1.3 million.

109. Needham’s and Winemaster’s plan was to claim that PSI shipped domestic EPA-certified engines priced at $4.3 million as opposed to international non-certified engines priced at $3 million because PSI did not have the international non-certified engines available in September 2015. In order to avoid detection of the communications regarding this issue, Winemaster drafted one proposed email, printed it out, and texted a picture of the print-out to PSI’s CFO. That draft email stated:

We are now clear that PSI did not have the [PSI JV] price reduced engine blocks in stock and therefore sold us standard engines to meet the distribution requirement. Therefore we will purchase engines in 2016 at the JV pricing to balance the agreement between our companies.

110. This draft proposed email was false. PSI did not sell its standard, domestic engines in connection with this transaction. Instead, it shipped Customer C the same non-EPA certified international engines that Customer C would have purchased from the PSI JV for $3 million but invoiced Customer C for the standard, domestic engine (EPA-certified) $4.3 million price.

111. PSI’s CFO then provided Winemaster comments on the draft email via text. For example, PSI’s CFO texted Winemaster on April 13, 2016:

Gary - keep this in mind while U are with [Customer C]. Our auditors will be in next week and the [Customer C] discount and cash collections will be front of mind. [Customer C] needs to return the discount for now and restate their January email without mention of future discounts - anything less is a major problem.

Winemaster’s proposed email apparently was never sent to Customer C.

112. On April 14, 2016, Winemaster and Needham met with Customer C. Davis kept himself informed of what was occurring at the meeting. At that meeting, Winemaster pressured Customer C to make additional payments on the engines purchased pursuant to the June 2015 Letter Agreement even though the engines had not yet been placed in generators, including by threatening to stop selling Customer C additional engines or engine parts if it did not pay off the debt. PSI engines and parts were important for Customer C’s operations, as PSI was the only supplier who could provide Customer C the engines for its generators to operate.

113. Ultimately, Customer C agreed to pay PSI $5 million even though it was not required to do so under the June 2015 Letter Agreement. Prior to agreeing to make this $5 million payment, Customer C had made payments totaling around $1.6 million on the debt from the June 2015 PO. Consistent with the June 2015 Letter Agreement, Customer C paid these amounts only after placing engines into generator sets. In connection with its agreement to pay the $5 million amount, Winemaster agreed to subsidize Customer C’s cost of capital on the $5 million payment for six months and to allow Customer C to return around $4 million worth of product. The cost of the subsidy was granted in the form of a monthly parts credit.

114. After this meeting, Winemaster told PSI’s CFO that Customer C was going to pay PSI $5 million in the near future and would pay the remaining balance owed by the end of June 2016. Soon thereafter, PSI’s CFO informed the accounting department of Customer C’s contemplated payments. Neither Winemaster, Davis or Needham told the accounting department about the cost of capital subsidy and return right that Winemaster had given to Customer C at the meeting to induce the $5 million payment. On April 20, 2016, Customer C sent PSI the promised $5 million payment.

115. Notwithstanding his knowledge of these transactions and agreements, on May 10, 2016, Winemaster signed a management representation letter for Auditor A that, in relevant part, provided that he had no knowledge of any fraud or suspected fraud affecting PSI and that “[t]here are no . . . [s]ide agreements or other arrangements, either written or oral, that have not been disclosed to you.”

Concealing the Truth Concerning the Customer D Transaction

116. In April 2016, a dispute began to surface between PSI and Customer D related to the 2015 year-end purported sale of the Waukesha Gen-Sets. PSI refused to accept the return of the Customer C engines that was an element of the Customer D transaction. This prompted Customer D’s COO to email Needham on April 15, 2016:

As you know, the PO [Customer D] issued was requested by PSI in order for PSI to book the sale of the three Waukesha’s by the end of 2015. We were going to utilize the deal you and I made . . . to return [Customer C’s] excess 8T and 11L engines to use as a credit towards the three Waukesha’s. As you know the PO wasn’t for a direct deal between [Customer D] and PSI instead it notionally represented that [Customer D] would end up with the Waukesha’s when PSI received the returned 8T and 11T [sic] inventory. The PO used for PSI to book the sale is not a valid PO and was built at your request.

117. This resulted in a months-long series of correspondence between Winemaster and Customer D executives asserting their respective positions and threatening legal action. In connection with this correspondence, Winemaster was made aware of the engine exchange element of the Customer D transaction no later than June 3, 2016.

118. In the midst of Winemaster’s ongoing correspondence with Customer D, PSI’s CFO wrote an email to Winemaster on July 25, 2016 inquiring, “Gary – when can we discuss the [Customer D] units? Auditors will want to remove these sales and force a change to history – not an outcome we want.” Winemaster replied the same day, “[t]hese will get cleared. Try and push for end of August (15th min if you can). We are shutting off the telematics 7/31 to force them to pay thier [sic] outstanding.” PSI controlled access to the “telematics” referenced in Winemaster’s email. The telematics were used by Customer D to manage and monitor its operating units and were important to its operations.

119. In late August 2016, PSI and Customer D reached a settlement agreement in which Customer D agreed to take delivery of and pay for the 3 Waukesha Gen-Sets originally “sold” to them by PSI in December 2015. Winemaster and PSI’s Chief Legal Officer insisted during the settlement negotiations that Customer D not issue a new PO for the Waukesha Gen-Sets. Rather, they explained that PSI needed the transaction to supplement the previously issued December 2015 PO “for accounting purposes.” The Waukesha Gen-Sets were shipped to Customer D in or around August 2016.

Misrepresentations to Auditor A During Internal Investigation

120. In May 2016, PSI’s COO left the company in the midst of an employment dispute. Upon departing, he communicated allegations of unethical and unlawful activities to the PSI Board in the form of a letter and draft complaint against PSI (“COO Complaint”). PSI’s COO asserted that top management at PSI directed sales staff to “channel stuff” and “pull-up” sales from 2016 to falsely inflate PSI’s 2015 revenues to avoid missing PSI’s revenue guidance. The COO Complaint included allegations regarding the second and third quarter Customer C transactions, the fourth quarter Customer D transaction, and the fourth quarter Customer F transaction as examples of PSI recognizing revenue improperly.

121. Soon after this complaint was received, PSI’s Audit Committee and Board of Directors had discussions regarding the COO Complaint with Winemaster and PSI’s Chief Legal Officer. During these discussions Winemaster told members of the Audit Committee and Board that he did not believe there was any merit to the former COO’s allegations but that management would investigate the COO’s allegations. This internal investigation was going to be performed by PSI’s Chief Legal Officer and CFO and would ultimately be documented in writing. Winemaster’s statement to the members of the Audit Committee and Board was a lie; he knew that there was merit to the claims the COO had made.

122. Also soon after the COO’s Complaint was received, PSI’s Board of Directors decided to retain independent counsel to investigate the former COO’s allegations. The process of selecting and engaging independent counsel was completed by mid-July 2016 with the independent counsel beginning the independent investigation in August 2016.

123. On July 31, 2016, PSI’s CFO for the first time also sent the former COO’s letter and the COO Complaint to Auditor A. After receiving this information, Auditor A requested the results of PSI’s internal investigation before deciding whether it could sign off on PSI’s second quarter Form 10-Q.

124. On August 2, PSI’s Chief Legal Officer and Deputy Chief Legal Officer began the internal investigation into the COO Complaint. Over the course of the next couple of weeks, PSI’s CFO, Chief Legal Officer and Deputy Chief Legal Officer provided Auditor A with information and documents in response to Auditor A’s requests regarding the COO Complaint. In connection with these efforts, Winemaster told PSI’s Chief Legal Officer that Customer C’s $1.3 million short pay related to the third quarter of 2015 transaction was a misunderstanding and that the shipment of Customer F engines to Warehouse A was done at his direction to more easily allow PSI to reclaim the engines should Customer F fail to pay for them. These statements by Winemaster were false. Winemaster’s lies regarding these transactions were shared with Auditor A.

125. As the deadline to file PSI’s Form 10-Q for the second quarter of 2016 approached, Winemaster, PSI’s CFO, and PSI’s Chief Legal Officer continued to work towards addressing Auditor A’s requests. These efforts included a late night conference call on August 8, 2016, during which Winemaster attempted to convince Auditor A that the transactions identified by the former COO were all legitimate business deals that were fully collectable. On the same call, Winemaster also mentioned, with respect to Auditor A, “don’t these guys know who they work for.” Ultimately, Auditor A did not sign off on PSI’s second quarter 2016 Form 10-Q.

Continued Efforts to Conceal after SEC Investigation Commences

126. Winemaster’s efforts to conceal the fraudulent accounting for the transactions with Customer B and Customer C continued even after the SEC had issued a document preservation notice and document subpoena to PSI in August 2016.

127. In or around September 2016, Winemaster told his VP of Advanced Product Development that PSI needed to clean up its outstanding receivables from Customer C before the end of 2016 to mitigate its exposure during the investigation by the SEC. To that end, Winemaster directed his VP of Advanced Product Development to help find a buyer for Customer C’s excess engine inventory so that Customer C would then pay down its outstanding balance from the second quarter and third quarter transactions described above. Initially, PSI explored an opportunity to connect a prospective UK-based power generation customer with Customer C for a direct sale transaction that would “keep [PSI’s] hands clean.” When that opportunity did not appear viable before the end of the year, Winemaster directed his VP of Advanced Product Development and Needham to directly purchase 60 generator sets from Customer C that contained previously sold PSI engines. PSI had not identified customers to purchase these generators, and entered into the purchase as a way to induce Customer C to pay for the engines consumed to cover up PSI’s prior accounting misstatements.

128. In addition, Winemaster and Davis attempted to disguise the return right Winemaster granted to Customer B in connection with its $7.8 million purchase in the first quarter of 2015. Specifically, Winemaster and Davis authorized PSI’s sales staff to facilitate Customer B’s resale of the engines to another PSI customer in 2017 after Customer B requested to return the engines to PSI.

PSI’s Fraud Unravels and PSI Restates its Financial Statements

129. The accounting misstatements came to light in various Forms 8-K filed over the period August 4, 2016 through April 7, 2017. These disclosures resulted in a significant decline in PSI’s stock price.

130. After learning additional details of the conduct described herein from PSI’s independent investigation, Auditor A resigned as PSI’s auditor on January 27, 2017.

131. PSI originally filed annual reports for its fiscal years ending 2014 and 2015, quarterly reports for the first, second and third quarters of 2015 and current reports disclosing financial results for each quarter from the fourth quarter of 2014 through the fourth quarter of 2015 that contained material misstatements of PSI’s net revenue. These misstatements principally derived from the improper recognition of revenue for a number of transactions, including those detailed in ¶¶ 26-98 above.

132. On May 16, 2019, PSI issued restated financial statements when it filed its 2017 Form 10-K. Those restated financial statements included a cumulative $29.8 million reduction of revenue for PSI’s financial statements from the fourth quarter of 2014 through the fourth quarter of 2015, as well as adjustments to other income statement and balance sheet line items for its previously issued financial statements.

133. The following chart summarizes PSI’s revenues and income, as originally reported and as restated.

Impact of All Adjustments on Net Revenue
(dollar amounts in thousands)	Increase (Decrease)
	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Originally Reported Net Revenue	103,910	86,139	94,629	112,008	96,670	389,446
Fraudulent Transactions	(846)	(6,951)	(10,020)	(1,286)	(5,823)	(24,080)
Other Adjustments	(1,863)	4,132	746	4,229	(12,087)	(2,981)

Net Revenue Adjustments	(2,709)	(2,819)	(9,274)	2,943	(17,910)	(27,060)

Restated Net Revenue	101,202	83,320	85,355	114,951	78,760	362,386

Net Revenue Adjustment, as Percentage of Restated Net Revenue	2.7%	3.4%	10.9%	2.6%	22.7%	7.5%

Impact of All Revenue Related Adjustments on Income Before Taxes
(dollar amounts in thousands)	Increase (Decrease)
	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	FY 2015
Originally Reported Income (Loss) Before Taxes	13,630	(72)	6,206	8,643	(887)	13,890
Restated Income (Loss) Before Taxes	10,585	(2,585)	1,246	6,908	(18,162)	(12,593)
Fraudulent Transactions	(320)	(2,424)	(3,007)	(1,286)	(1,054)	(7,771)
Other Adjustments	(2,438)	384	(482)	26	(3,751)	(3,823)

Gross Profit Adjustment	(2,758)	(2,040)	(3,489)	(1,260)	(4,805)	(11,594)

Gross Profit Adjustment, as Percentage of Restated Income Before Taxes	26.1%	78.9%	280.0%	18.2%	26.5%	92.1%

134. A reasonable investor would have viewed the misstatements detailed in ¶¶ 131-133 as important. The financial impact of these misstatements was significant. In addition, the accounting for many of the transactions comprising these misstatements was fraudulent as described above in ¶¶ 26-98.

135. PSI failed to devise and maintain a sufficient system of internal accounting controls. Among other things, PSI’s reliance on “word of mouth” to ensure atypical transaction terms were disclosed to the accounting department was insufficient to provide reasonable assurance that transactions were recorded in accordance with GAAP. PSI’s 2017 Form 10-K disclosed that the company’s internal control over financial reporting was not effective, disclosing a number of material weaknesses. These material weaknesses contributed to revenue being recognized not in accordance with GAAP. For example, the lack of adequate accounting controls allowed Winemaster, Davis and Needham to conceal the inflated revenue from the third quarter of 2015 Customer C transaction from the accounting department and permitted such revenue to be recognized when it was not realizable under ASC 605-10-25-1.

VIOLATIONS

136. As a result of the conduct described above, Respondent violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, which prohibit fraudulent conduct in connection with the purchase or sale of securities.

137. As a result of the conduct described above, Respondent violated Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11 and 13a-13 promulgated thereunder, which require issuers of securities registered pursuant to Section 12 of the Exchange Act to file periodic and other reports with the Commission, including annual, quarterly and current reports, on the appropriate forms and within the period specified on the form that must contain any material information necessary to make the required statements made in the report not misleading.

138. As a result of the conduct described above, Respondent violated Exchange Act Section 13(b)(2)(A) which requires issuers of securities registered pursuant to Section 12 of the Exchange Act to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets.

139. As a result of the conduct described above, Respondent violated Exchange Act Section 13(b)(2)(B) which requires issuers of securities registered pursuant to Section 12 of the Exchange Act to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to, among other things, permit preparation of financial statements in accordance with GAAP.

PSI’S REMEDIAL EFFORTS AND COOPERATION

140. In determining to accept the Offer, the Commission considered remedial acts undertaken by Respondent and cooperation afforded the Commission staff.

141. PSI shared facts developed in its internal investigation, including by providing regular updates and analyses and identifying key documents, and it facilitated interviews with witnesses.

142. PSI has taken certain remedial measures, including dismissing or disciplining employees involved in the conduct set forth above, and continuing to modify and improve certain internal controls and procedures. PSI has made a number of organizational changes, such as replacing and hiring a new CEO, CFO and Corporate Controller, as well as hiring several additional staff in finance, accounting and sales positions. PSI also revamped its internal audit function, including establishment of a VP of Internal Audit position that reports directly to the Audit Committee. PSI also implemented additional compliance training for employees and specialized training for sales and accounting personnel.

143. PSI also implemented changes to its revenue recognition practices, including (1) revisions to its revenue recognition policies and procedures; (2) enhanced sales controls, policies and procedures; (3) revisions to its review process and monitoring controls over contracts with customers, customer payments, and incentives; (4) training regarding relevant revenue recognition principles for the Accounting, Financing and Sales Teams; and (5) creation of an Internal Control Steering Committee to oversee the enterprise-wide remediation plan.

UNDERTAKINGS

144. Respondent undertakes to:

a.	Cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in the Order.

b.

Produce, without service of a notice or subpoena, any and all non-privileged documents and other information reasonably requested by the Commission’s staff, with a custodian declaration as to their authenticity, if requested.

c.

Use its best efforts to cause PSI’s current and former employees, officers, directors and consultants to be interviewed by the Commission’s staff as such times and places as the staff reasonably may direct.

d.

Use its best efforts to cause PSI’s current and former employees, officers, directors and consultants to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearings or trials as may be reasonably requested by the Commission’s staff.

e.

In connection with any interviews of PSI’s current and former employees, officers, directors and consultants to be conducted pursuant to this undertaking, requests for such interviews may be provided by the Commission’s staff by regular electronic mail to: Junaid Zubairi, Vedder Price P.C., 222 N. LaSalle Street, Chicago, IL 60601, (312) 609-7720, jzubairi@vedderprice.com.

f.

Fully remediate the deficiencies in its internal control over financial reporting that constituted material weaknesses identified in PSI’s Form 10-K filed with the Commission on May 16, 2019 (“MWs”) by April 30, 2021, unless an extension has been provided by the Commission’s staff pursuant to Paragraph 145 herein.

g.

In the event that the MWs are not fully remediated by April 30, 2021 and no extension has been provided pursuant to Paragraph 145 , engage an independent consultant (the “IC”), not unacceptable to the Commission’s staff, by June 30, 2021 to conduct a comprehensive review of the then outstanding MWs and of PSI’s policies, procedures, controls, and training relating to financial reporting, and to recommend, if and where appropriate, policies, procedures, controls and training designed to provide reasonable assurance that PSI’s internal control over financial reporting is effective.

h.

Cooperate fully with the IC by providing access to its own files, books, records, and personnel as reasonably requested for its review. PSI’s engagement of the IC will require the IC to complete its review and make its recommendations, if any, within six months of being retained. PSI will promptly adopt all recommendations of the IC; provided however, that within sixty (60) days after receiving the IC’s recommendations, PSI may, in writing, advise the IC and the Commission (addressed to the Assistant Director identified below) of any recommendation that it considers to be unnecessary, unduly burdensome, impractical, or costly. As to any such recommendations, PSI shall within thirty (30) days thereafter propose in writing an alternative policy, procedure, or control designed to achieve the same objective or purpose. As to any recommendation on which PSI and the IC do not agree within forty-five (45) days, after attempting in good faith to reach an agreement, PSI will abide by the determination of the IC.

i.

Require the IC to enter into an agreement that provides that for the period of engagement and for a period of two years from completion of the engagement, the IC shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with PSI, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity. The agreement will also provide that the IC will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the IC in performance of his/her duties under this Order shall not, without prior written consent of the Commission, enter into any employment, consultant, attorney-client, auditing or other professional relationship with PSI, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement.

j.	Require that these undertakings shall be binding upon any acquirer or successor in interest to PSI.

k.

Certify, in writing, compliance with the undertakings set forth above. The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and PSI agrees to provide such evidence. The certification and supporting material shall be submitted to Steven Klawans, Assistant Director, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.

145. For good cause shown, the Commission’s staff may extend any of the procedural dates set forth above in Paragraph 144. In the event PSI decides to request an extension of any such dates, it shall provide the Commission’s staff a written extension request that explains the circumstances and rationale for such request. The written extension request shall be submitted to Steven Klawans, Assistant Director, no later than thirty (30) days before the applicable deadline.

146. Any reports by the IC will likely include confidential financial, proprietary, competitive business or commercial information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations or undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except (1) pursuant to court order, (2) as agreed to by the parties in writing, (3) to the extent that the Commission determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (4) is otherwise required by law.

147. Any reports submitted by PSI will likely include confidential financial, proprietary, competitive business or commercial information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations or undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except (1) pursuant to court order, (2) as agreed to by the parties in writing, (3) to the extent that the Commission determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (4) is otherwise required by law.

148. In determining whether to accept the Offer, the Commission has considered the undertakings set forth in paragraphs 144a-e.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Respondent cease and desist from committing or causing any violations and any future violations of Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-11 and 13a-13 promulgated thereunder.

B. Respondent shall comply with the undertakings enumerated in paragraphs 144f-k and 145-147 above.

C. Respondents shall, within thirty (30) days of the entry of this Order, pay a civil money penalty in the amount of $1,700,000 to the Securities and Exchange Commission. The Commission may distribute civil money penalties collected in this proceeding if, in its discretion, the Commission orders the establishment of a Fair Fund pursuant to 15 U.S.C. § 7246, Section 308(a) of the Sarbanes-Oxley Act of 2002. The Commission will hold funds paid pursuant to this paragraph in an account at the United States Treasury pending a decision whether the Commission, in its discretion, will seek to distribute funds or, subject to Exchange Act Section 21F(g)(3), transfer them to the general fund of the United States Treasury. If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. §3717.

Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Power Solutions International, Inc. as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Steven Klawans, Assistant Director, Securities and Exchange Commission, Chicago Regional Office, 175 West Jackson Boulevard, Suite 1450, Chicago, Illinois 60604.

D. Regardless of whether the Commission in its discretion orders the creation of a Fair Fund for the penalties ordered in this proceeding, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, it shall not argue that it is entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

By the Commission.

Vanessa A. Countryman

Secretary